UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 8, 2013

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414

(Commission File Number)

Texas	72-1121985
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 8, 2013, W&T Offshore, Inc. (the “Company”) entered into a Fifth Amended and Restated Credit Agreement among the Company as the borrower, Toronto Dominion (Texas) LLC as the administrative agent and the lenders party thereto (the “Credit Agreement”), providing for a revolving bank credit facility (the “Revolving Bank Credit Facility”) in an amount up to $1.2 billion. The Credit Agreement amended and restated the Company’s Fourth Amended and Restated Credit Agreement, which was originally entered into in May 2011, under which there were $203 million of borrowings outstanding and approximately $0.1 million of letters of credit immediately prior to the effectiveness of the Credit Agreement. Borrowings under the Revolving Bank Credit Facility are secured by the Company’s oil and natural gas properties and are guaranteed by certain of the Company’s wholly owned subsidiaries. Availability under the Revolving Bank Credit Facility is subject to a semi-annual redetermination (Spring and Fall) of the Company’s borrowing base, calculated by the lenders based on their evaluation of the Company’s proved reserves using their own internal criteria, and the Company and the lenders may each request one additional redetermination per year. The initial borrowing base of the Revolving Bank Credit Facility is $800 million. Letters of credit may be issued up to $300 million, provided availability under the Revolving Bank Credit Facility exists.

The Credit Agreement matures, and the Revolving Bank Credit Facility will terminate, on November 8, 2018, five years from the effective date. Borrowings under the Revolving Bank Credit Facility bear interest at the applicable London Interbank Offered Rate or LIBOR, plus applicable margins ranging from 1.75% to 2.75%, or an alternate base rate equal to the greatest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.5%, and (c) LIBOR plus 1%, plus applicable margins ranging from 0.75% to 1.75%. The unused portion of the borrowing base will be subject to a commitment fee ranging from 0.375% to 0.50%.

The Credit Agreement contains various covenants that limit, among other things, the Company’s ability to: (i) pay cash dividends in excess of $60 million per year; (ii) repurchase the Company’s common stock or outstanding senior notes in excess of $100 million in the aggregate, provided that such limitation will not apply to the repurchase of the Company’s existing senior notes in an aggregate principal amount equal to the aggregate principal amount of any new issuance of notes; (iii) sell its assets; (iv) make certain loans or investments; (v) merge or consolidate; (vi) eliminate certain hedging contracts or enter into certain hedging contacts in excess of 75% of estimated production; (vii) enter into certain liens; and (viii) enter into certain other transactions, without the prior consent of the lenders. The Company is permitted to issue additional unsecured indebtedness above its current level of $900 million as long as no event of default occurs, the Company is in compliance with its financial covenants after giving pro forma effect to the additional unsecured indebtedness, and such additional unsecured indebtedness matures after the maturity date of the Credit Agreement and is not subject to restrictive covenants materially more onerous than those provided for in the Credit Agreement. If the Company issues additional unsecured indebtedness in excess of the current $900 million in aggregate principal amount, the borrowing base then in effect will be reduced by $0.25 for each dollar of such excess until the borrowing base is redetermined by the Company’s lenders.

The Credit Agreement also contains various customary covenants, customary events of default and certain financial tests, as of the end of each quarter, including a maximum consolidated leverage ratio, as defined in the Credit Agreement, of 3.5 to 1.0, and a minimum current ratio, as defined in the Credit Agreement, of 1.0 to 1.0. The Credit Agreement also contains customary events of default, including (i) nonpayment of principal when due or nonpayment of interest or other amounts within three business days of when due; (ii) bankruptcy or insolvency with respect to the Company or any of its subsidiaries guaranteeing borrowings under the Revolving Bank Credit Facility; or (iii) a change of control.

The foregoing description of the Credit Agreement and the Revolving Bank Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above hereby is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1	Fifth Amended and Restated Credit Agreement, dated as of November 8, 2013, by and among W&T Offshore, Inc., Toronto Dominion (Texas) LLC, as agent and the various agents and lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: November 13, 2013	By:	/s/ John D. Gibbons
John D. Gibbons
Senior Vice President, Chief Financial Officer and Chief Accounting Officer